Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 4, 2012, relating to (1) the combined financial statements and financial statement schedule of the ADT North America Residential Security Business of Tyco International, Ltd. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the basis of presentation of the combined financial statements), and (2) the balance sheet of The ADT Corporation, appearing in the Registration Statement Number 001-35502 on Form 10, as amended, of The ADT Corporation.

/s/ DELOITTE & TOUCHE LLP

Boca Raton, Florida

September 27, 2012